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                                                                      EXHIBIT 21
AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

 SUBSIDIARIES OF THE REGISTRANT

                                                        Organized under
 Name of Subsidiary                                       the laws of
 ------------------                                       -----------

 A. H. Shipping Guaranty Corporation ................    Delaware

 Amerada Hess Canada Ltd. (*) .......................    Canada

 Amerada Hess Limited ...............................    United Kingdom

 Amerada Hess Norge A/S .............................    Norway

 Amerada Hess Oil Corporation of Abu Dhabi (**) .....    Delaware

 Amerada Hess (Port Reading) Corporation ............    Delaware

 Amerada Hess Production Gabon ......................    Gabon

 Amerada Hess Shipping Corporation ..................    Liberia

 Hess Oil Virgin Islands Corp. ......................    U.S. Virgin Islands

 Jamestown Insurance Company Limited ................    Bermuda

 Tioga Gas Plant, Inc. ..............................    Delaware

 Tug New York Company ...............................    Delaware

(*) Sold subsidiary in 1996.

(**) Principal assets sold in 1996.

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)

Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Amerada Hess Production Gabon, which is 55% owned by the Registrant.